EXHIBIT 10.23

                          FORM OF EMPLOYMENT AGREEMENT

                                        April 29, 1996

Richard Swarttz
1425 Forestdale Circle
Jamison, Pa  16829

Dear Richard:

I'm sending this letter along to confirm our offer of employment at Blue Fish Clothing on April 23th, 1996 and your acceptance on April 26, 1996.

On April 23th, Blue Fish offered you the position of Chief Financial Officer with a starting salary of $76,000 a year. The offer will also include any stock options presented previously to the CFO if Blue Fish is to successfully go public on May 13th.

On April 26th, 1995 I received a phone call from you confirming this offer as our new CFO. On April 29th, we finalized together a start date of May 20th, 1996. If you should have any questions or concerns between now and May 20th, please contact me at 908-996-3844 Ext. 268.

Marc and I both have signed this confirmation letter. Please sign it as well to confirm that you received it and agree to the above and fax that back to us at 908-996-7151. Once this is all done we plan to announce your appointment to everyone at Blue Fish. We look forward to letting them know you have come aboard.

We look forward to seeing you on May 20th.

Thank you.

Sincerely yours,


Karen Otto
Director of People Resources


Marc Wallach
Chief Executive Officer
                                       ------------------------------
                                       Richard Swarttz
                                                  Dated:______________________